MUTUAL RELEASE AND AGREEMENT

              THIS AGREEMENT is made by and between Glenn M.
Grandin (hereinafter referred to as "Grandin"), and Signal
Apparel Company, Inc. (hereinafter referred to as "Signal").

              In consideration of the covenants contained herein, the payment of $100,000.00 from Signal to Grandin and for other good and valuable consideration exchanged by and between the parties, the sufficiency of which is hereby acknowledged, the parties hereby mutually covenant and agree as follows:

              1. The "Effective Date" of this Agreement is the date upon which said document is fully executed,

              2.     Signal agrees to pay Grandin the sum of One
Hundred Thousand Dollars ($100,000,00), less applicable deductions, (net amount $68,047.28) simultaneously with the execution of this Agreement, the receipt of which is hereby acknowledged by Grandin.

              3. Signal agrees to pay to Grandin's counsel, Baker, Donelson, Bearman & Caldwell, the sum of One Thousand
Dollars ($1,000,00) simultaneously with the execution of this Agreement, the receipt of which is hereby acknowledged.

              4.     Grandin hereby releases and forever
discharges Signal and its officers, directors, shareholders, agents, subsidiaries, representatives and affiliates of and from any and all claims, debts, demands, causes of action, agreements, obligations, damages, liabilities and expenses (including attorneys' fees and costs) of any nature whatsoever, in contract or in tort whether or not now known, suspected or claimed, arising in the past, present or future, directly or indirectly under that certain agreement entitled Glenn M. Grandin Employment Agreement, dated October 5, 1992, as amended by the Amendment to Employment Agreement dated April 1, 1994 (hereinafter collectively referred to as the "Employment Agreement") or in connection with Grandin's employment relationship with Signal or the termination of that relationship or pursuant to the Fair Labor Standards Act, the Civil Rights Acts of 1866, 1964 and 1991, the Americans With Disabilities Act, the Tennessee fair employment practices laws, the Employee Retirement Income Security Act or any other federal, state or local law or regulation.

              5. Signal hereby releases Grandin of and from any and all claims, debts, demands, causes of action, agreements, obligations, damages and liabilities of any nature whatsoever and expenses including attorneys' fees and expenses, in contract or in tort, whether or not now known, suspected or claimed, arising out of Grandin's performance of his duties as an employee of Signal and agrees to defend, indemnify and hold Grandin harmless against any claims made against him relating to the performance of his duties as an employee of Signal to the fullest extent permitted by the company's bylaws in effect on the Effective Date.

               6. In the event that Grandin is required by order of any court to return any portion of the monetary payments made to him by Signal under Paragraph 2 hereof, or to pay any such sums to a trustee or into court as a part of a bankruptcy proceeding at any time after the Effective Date of this Agreement, the releases granted in Paragraphs 4 and 5 of this Agreement shall be rendered null and void of no effect whatsoever. In such event, Grandin shall be free to pursue any claims which he may have against Signal. Any portion of any payments contemplated under Paragraph 2 which Grandin is not required to return shall be treated as a set off against Grandin's claims against Signal.

               7. Neither this Agreement nor the releases granted hereunder shall abrogate or affect in any way Grandin's rights to continue his participation in Signal's 401K Plan, Signal's medical plan or Stock Option Plan to the extent Grandin has any vested rights in such plans. Signal acknowledges that, pursuant to the terms of the Employment Agreement as amended and pursuant to prior grants, Grandin has fully vested Incentive Stock Options to purchase 51,664 shares of Signal's common stock at a price of $7.06 per share (hereinafter referred to as "ISO Options") and has fully vested Non-Incentive Stock options to purchase an additional 13,336 shares of Signal's common stock at a price of $7.06 per share (hereinafter referred to as "Non-ISO Options"). The ISO Options are exercisable at Grandin's election at any time within three (3) months after Grandin's termination date from Signal, February 1, 1995. The Non-ISO Options are exercisable at Grandin's election at any time within one (1) year after Grandin's termination date from Signal. Signal warrants that a registration statement with respect to all such shares has been filed with the Securities and Exchange Commission and that no further registration statements need to be filed by Grandin in connection with the purchase and resale of said shares. All other stock options held by Grandin are canceled as of February 1, 1995.

                8. Signal agrees to provide Grandin with a copy of its directors' and officers' liability insurance policy on or before the Effective Date of this Agreement. Signal further agrees that it will continue for a period of at least one (1) year from the Effective Date to maintain directors' and officers' liability insurance substantially similar to that found in said policy.

               9.     It is understood and agreed that at no
time during the negotiations for this Agreement nor at the time of its execution was Grandin an officer, director or employee of Signal, nor was he a person in control of Signal, nor is he a relative of any officer, director or person in control of Signal.

               10.    It is understood and agreed that this
Agreement is being executed in settlement and compromise of disputed claims between the parties, and the consideration paid are accepted hereunder is not to be construed as an admission of liability by any party.

               11.    This Agreement has been thoroughly
reviewed and negotiated by all parties and/or their counsel and therefore, the language of this Agreement should not be construed strictly for or against any party hereto.

              12. This Mutual Release and Settlement Agreement and the releases and covenants contained herein shall be binding upon and inure to the benefit of the predecessors, successors and assigns of each of the parties and any other person, heir, firm or corporation, now or hereinafter successor or predecessor, in any manner to each of the parties.

              13. The representatives executing this Agreement on behalf of Signal represent and warrant that they are duly authorized to execute this Agreement on behalf of Signal.

              14.   This Agreement is to be governed by and
construed according to the laws of the State of Tennessee.

              15.    No amendment or modification of this
Agreement shall be deemed effective unless made in writing, signed by the parties hereto.

              IN WITNESS WHEREOF, Grandin and Signal execute this agreement to be effective as of the 1 day of March, 1995.





                                 /s/ Glenn M. Grandin
                                 ----------------------------
                                 Glenn M. Grandin


                                 SIGNAL APPAREL COMPANY, INC.


                                 By: /s/ Robert J. Powell
                                 -------------------------
                                 Vice President